FORM OF

                  LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     Lehman Brothers Institutional Liquidity Funds ("Trust") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its current series and any series that may commence operations in the future (each a "Series").

A.            GENERAL DESCRIPTION OF CLASSES OFFERED.

     Each Series shall have one or more of the classes listed on Schedule A (each a "Class"), as may from time to time be created by the Board of Trustees of the Trust ("Board") acting pursuant to the Trust Instrument.

     Each Class of shares is sold to the general public and is available for purchase by banks, trust companies and certain other investment providers (collectively, "Institutions") who act as record owners on behalf of their clients and customers (who are the beneficial owners or trusts holding on behalf of the beneficial owners). Each Class of shares also may be purchased directly or through a cash sweep program for certain eligible accounts managed or established at Lehman Brothers or its affiliates or through Institutions ("Cash Sweep Program").

     Shareholders purchasing a particular Class of shares are subject to the investment minimum requirements disclosed in the prospectus for that Class, which may be waived from time to time as described in the prospectus.

     Shareholder   services  are  provided  to  each  Class'   shareholders  and
beneficial owners by Neuberger Berman Management Inc. ("NBMI") or its affiliates and/or by the Institutions through which beneficial owners hold shares.

B.       CLASS DIFFERENCES.

     1. Each Class of shares of each Series shall represent interests in the same portfolio of investments of the Series and shall differ solely with respect to: (i) arrangements for administrative, shareholder and distribution services as provided for in Section B.2 of this Plan; (ii) the exclusive right of a class to vote on certain matters relating to any Administration Agreement, Shareholder Servicing Agreement or Distribution Plan adopted by the Trust with respect to such class; (iii) any differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the prospectuses and Statement of Additional Information ("SAI") of the Series; (iv) any differences in any exchange privileges or conversion features of the Classes of shares in effect from time to time; (v) the designation of each Class of shares; and (vi) such other differences as may be specified in the future by the Board.

     Each Class of shares of each Series is subject to no front-end or back-end sales load and each Class of shares of each Series pays a fee for administrative services as set forth in the Administration Agreement between the Trust and NBMI

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for that Class at an annual  rate of 0.10% of average  daily net assets  plus an amount approved by the Board for certain technology costs.

     2. Each Class of shares of each Series shall have a different arrangement for shareholder and/or distribution services, as follows:

     Institutional Class shares of a Series are not subject to a Shareholder Servicing Agreement. Shareholder services are provided as set forth in the Administration Agreement between the Trust and NBMI for the Institutional Class.

     Cash Management Class shares of a Series pay a fee at an annual rate of up to 0.05% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Cash Management Class.

     Capital Class shares of a Series pay a fee at an annual rate of up to 0.10% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Capital Class.

     Select Class shares of a Series pay a fee at an annual rate of up to 0.15% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Select Class.

     Administrative Class shares of a Series pay a fee at an annual rate of up to 0.25% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Administrative Class.

     Service Class shares of a Series pay a fee at an annual rate of up to 0.25% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Service Class. Select Class shares of a Series pay a fee for distribution services at an annual rate of up to 0.15% of average daily net assets pursuant to a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     Premier Class shares of a Series pay a fee at an annual rate of up to 0.25% of average daily net assets for the shareholder services described in the Shareholder Servicing Agreement between the Trust and NBMI for the Premier Class. Select Class shares of a Series pay a fee for distribution services at an annual rate of up to 0.25% of average daily net assets pursuant to a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

C.       EXPENSE ALLOCATIONS OF EACH CLASS.

     1. Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

     In addition to the fees described above, each Class also could pay a different amount of the following other expenses:


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        (a)    transfer  agent  fees  identified  as  being  attributable  to  a specific Class of shares;

        (b) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

        (c)    Blue Sky fees incurred by a specific Class of shares;

        (d)    SEC registration fees incurred by a specific Class of shares;

        (e) Trustees' fees or expenses incurred as a result of issues relating to a specific Class of shares;

        (f) accounting expenses relating solely to a specific Class of shares;

        (g) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of shares;

        (h) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares;

        (i) other expenses incurred attributable to a specific Class of shares.

     2. NBMI may agree to waive or forgo the current payment of the fees and/or reimburse the Class Expenses of any Class of any Series.

     3. NBMI may agree to waive or forgo the current payment of the fees and/or reimburse the non-Class Expenses of any Series. Such waiver or reimbursement will be allocated to each Class of the Series in the same proportion as the fee or expense being waived, forwent or reimbursed.

D.            EXCHANGE PRIVILEGES

     Each Class of shares of any Series may be exchanged for the same Class of shares of any other Series in the Trust, provided: (i) the investor qualifies for shares of the Series being exchanged into; (ii) the conditions of exchange set forth in the prospectuses and SAI of each Series involved in the exchange are complied with; (iii) the Institution that is the recordholder of the shares permits such an exchange; and (iv) any conditions duly established by the Institution are complied with.

E.            CONVERSION FEATURES

     Except as the Board may approve in a Plan of Share Class conversion, there are no conversion features among the Classes.


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F.            CLASS DESIGNATION

     Subject to approval by the Board, a Series may alter the nomenclature for the designations of one or more of its Classes of shares.

G.            ADDITIONAL INFORMATION

     The prospectus and SAI for each Class may contain additional information about the Classes and the Trust's multiple class structure.

H.            EFFECTIVE DATE; AMENDMENTS

     This Plan is effective on December __, 2006. Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the 1940 Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.


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                  LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                                   SCHEDULE A

CLASSES OF SHARES OF EACH SERIES

Institutional Class
Cash Management Class
Capital Class
Select Class
Administrative Class
Service Class
Premier Class